Exhibit 99.1

February 22, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

TULSA, Okla. – Feb. 22, 2010 – ONEOK Partners, L.P. (NYSE: OKS) today announced 2009 earnings of $3.60 per unit, compared with $6.01 per unit in 2008.  Net income attributable to ONEOK Partners was $434.4 million in 2009, compared with $625.6 million in 2008.

Fourth-quarter 2009 net income attributable to ONEOK Partners was $115.7 million, or 93 cents per unit, compared with $122.2 million, or $1.09 per unit, in the same period in 2008.

“The partnership turned in solid results in a challenging industry and economic environment, demonstrating the strength of our assets, the soundness of our strategy and the perseverance of our employees,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners.

“Throughout the year, substantially higher natural gas liquids throughput and increased natural gas volumes processed helped reduce the impact of lower commodity prices and narrower natural gas liquids product price differentials, compared with 2008,” Gibson said.

 “During 2009, we completed our $2 billion-plus capital investment program that significantly expanded the strength and reach of our natural gas and natural gas liquids businesses,” Gibson said.  “These recently completed growth projects are performing well, and their positive impact is reflected in our fourth-quarter and year-end earnings.”

ONEOK Partners has identified additional potential growth projects.  “Depending on market needs and producer commitments, these investments could average approximately $300 million to $500 million per year between 2010 and 2015 – creating additional value for our customers and investors,” Gibson stated.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $213.3 million in the fourth quarter 2009, compared with $190.5 million in the fourth quarter 2008.  In 2009, EBITDA was $791.0 million, compared with $863.3 million in 2008.

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

Distributable cash flow (DCF) in the fourth quarter 2009 was $148.6 million, or $1.27 per unit, compared with $110.0 million, or 96 cents per unit, in the fourth quarter 2008.  DCF in 2009 was $558.2 million, or $4.91 per unit, compared with $636.8 million, or $6.17 per unit, in 2008.

Operating income in the fourth quarter 2009 was $152.3 million, compared with $133.0 million in the fourth quarter 2008.  In 2009, operating income was $546.6 million, compared with $644.8 million in 2008.

Fourth-quarter operating income increased due primarily to substantially higher natural gas liquids (NGL) throughput in the natural gas liquids segment, primarily associated with the completion of the Overland Pass Pipeline and related expansion projects and the Arbuckle Pipeline, as well as new NGL supply connections; higher natural gas transportation margins, as a result of the completion of the Guardian Pipeline expansion and extension and an increase in contracted volumes on Midwestern Gas Transmission as the result of a new interconnection with the Rockies Express Pipeline in the natural gas pipelines segment; the natural gas gathering and processing segment selling the Lehman Brothers bankruptcy claims; and increased natural gas volumes processed and sold in the natural gas gathering and processing segment. This performance was offset partially by lower realized commodity prices in the natural gas gathering and processing segment.

2009 operating income decreased due primarily to lower realized commodity prices in the natural gas gathering and processing segment; narrower NGL product price differentials and a prior-year operational measurement gain in the natural gas liquids segment.  These decreases were offset partially by substantially higher NGL throughput in the natural gas liquids segment, primarily associated with the completion of the Overland Pass Pipeline and related expansion projects and the Arbuckle Pipeline, as well as new NGL supply connections; higher natural gas transportation margins as a result of the completion of the Guardian Pipeline expansion and extension; an increase in contracted volumes on Midwestern Gas Transmission as the result of a new interconnection with the Rockies Express Pipeline in the natural gas pipelines segment; and higher natural gas volumes processed and sold in the natural gas gathering and processing segment.

Fourth-quarter 2009 operating costs were $116.2 million, compared with $99.1 million in the same period in 2008.  2009 operating costs were $411.3 million, compared with $371.8 million in 2008.  The increases in both the fourth-quarter and full-year 2009 periods were due primarily to higher employee-related costs and incremental costs associated with the operation of the Overland Pass Pipeline and the Arbuckle Pipeline, the expanded Bushton fractionator and incremental general taxes.

Depreciation and amortization expense increased in both the fourth-quarter and full-year 2009 periods, compared with 2008, primarily as the result of the completed capital projects.

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

Equity earnings from investments were $17.3 million in the fourth quarter 2009, compared with $26.6 million in the same period last year.  In 2009, equity earnings from investments were $72.7 million, compared with $101.4 million in 2008.  Equity earnings from investments decreased in both the fourth-quarter and full-year 2009 periods, as a result of lower subscription volumes and rates on Northern Border Pipeline, in which the partnership has a 50 percent interest, and lower natural gas volumes gathered at various natural gas gathering and processing investments in the Powder River Basin of Wyoming.  2008 results included an $8.3 million gain on the sale of Bison Pipeline LLC by Northern Border Pipeline.

At Dec. 31, 2009, ONEOK Partners had $523.0 million outstanding and $367.1 million available under its revolving credit facility.

View earnings tables (link)

 2009 SUMMARY AND ADDITIONAL UPDATES:

•	Operating income of $546.6 million, compared with $644.8 million in 2008;
•	Equity earnings from investments were $72.7 million, compared with $101.4 million in 2008;
•	Increasing quarterly cash distributions twice, resulting in an annualized distribution rate of $4.40 per unit;
•
Completing more than $2 billion in internal growth projects that were first announced in 2006, which included the Arbuckle Pipeline, the Piceance Lateral Pipeline and the D-J Basin Lateral Pipeline in the natural gas liquids segment; the Guardian Pipeline expansion and extension, and the Fargo Lateral expansion of the Viking Pipeline in the natural gas pipelines segment; and the expansion of the Grasslands natural gas processing facility in the natural gas gathering and processing segment;

•	Increasing significantly natural gas liquids throughput as a result of completing major NGL expansion projects during the year;
•	Processing higher natural gas volumes, despite significantly lower commodity prices and reduced drilling activity;
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Signing a definitive 10-year firm-space fractionation agreement with Targa Resources Partners for 60,000 barrels per day of fractionation capacity at its Cedar Bayou fractionator in Mont Belvieu, Texas;

•	Completing a $500 million public offering of 10-year senior notes at a coupon rate of 8.625 percent in March 2009;
•	Completing a public offering of approximately 5.5 million common units, generating net proceeds of approximately $241.6 million in July 2009;
•	Completing a public offering of approximately 5.5 million common units, generating net proceeds of approximately $322.6 million in February 2010;

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

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Electing Julie H. Edwards, Jim W. Mogg, Shelby E. Odell and Craig F. Strehl to the board of directors, increasing the number of those serving on the board of directors to 10 from six, and the number of independent directors to seven from three; and

•
Electing Chairman and Chief Executive Officer John W. Gibson to the additional role of president and Terry K. Spencer to the board of directors and as chief operating officer, associated with the retirement of James C. Kneale.

2009 BUSINESS-UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment’s operating income in the fourth quarter 2009 was $47.5 million, compared with $48.3 million in the fourth quarter 2008.

Fourth-quarter 2009 results were slightly lower due to a $10.8 million impact from lower realized commodity prices, offset partially by a $6.5 million gain, after expenses, from selling its Lehman Brothers bankruptcy claims; and a $4.1 million increase as the result of higher natural gas volumes processed and sold.  Operating costs in the fourth quarter 2009 were $35.7 million, compared with $36.7 million in the same period last year.

2009 operating income was $168.4 million, compared with $247.1 million in 2008.

2009 results decreased primarily as the result of $106.0 million in lower realized commodity prices, offset partially by a $22.3 million increase from higher natural gas volumes processed and sold.  Segment operating costs decreased to $135.1 million in 2009 from $138.2 million in 2008.

Depreciation and amortization expense increased in both the fourth-quarter and full-year 2009 periods, compared with 2008, primarily as the result of the completed capital projects.

Equity earnings from investments decreased in both the fourth-quarter and full-year 2009 periods, compared with the prior year, primarily as a result of lower volumes in various natural gas gathering system investments in the Powder River Basin of Wyoming.

NGL shrink, plant fuel and condensate shrink discussed in the table below refer to the Btus that are removed from natural gas through the gathering and processing operation and does not include volumes from the partnership’s equity investments.  The following table contains margin information for the periods indicated:

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2009	2008	2009	2008
Percent of proceeds
Wellhead purchases (MMBtu/d)	47,753	65,197	53,581	67,718
NGL sales (Bbl/d)	6,024	4,401	5,472	4,578
Residue gas sales (MMBtu/d)	41,566	43,161	41,768	39,724
Condensate sales (Bbl/d)	1,617	1,637	1,735	1,693
Percentage of total net margin	53%	54%	50%	62%
Fee-based
Wellhead volumes (MMBtu/d)	1,098,656	1,135,617	1,122,861	1,164,273
Average rate ($/MMBtu)	$0.30	$0.28	$0.30	$0.26
Percentage of total net margin	33%	28%	35%	23%
Keep-whole
NGL shrink (MMBtu/d)	16,227	19,496	17,400	21,354
Plant fuel (MMBtu/d)	1,826	2,251	2,031	2,288
Condensate shrink (MMBtu/d)	1,265	1,480	1,727	1,825
Condensate sales (Bbl/d)	256	299	349	369
Percentage of total net margin	14%	18%	15%	15%

The natural gas gathering and processing segment is exposed to commodity price risk as a result of receiving commodities in exchange for services.  The following tables provide hedging information in the natural gas gathering and processing segment for 2010 and for 2011:

	Year Ending December 31, 2010
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	5,304	$1.03	/ gallon	75%
Condensate (Bbl/d) (a)	1,696	$1.80	/ gallon	75%
Total (Bbl/d)	7,000	$1.21	/ gallon	75%
Natural gas (MMBtu/d)	25,225	$5.55	/ MMBtu	75%
(a) - Hedged with fixed-price swaps.

	Year Ending December 31, 2011
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	902	$1.34	/ gallon	13%
Condensate (Bbl/d) (a)	596	$2.12	/ gallon	25%
Total (Bbl/d)	1,498	$1.65	/ gallon	16%
Natural gas (MMBtu/d)	16,616	$6.29	/ MMBtu	43%
(a) - Hedged with fixed-price swaps.

The partnership currently estimates that a 1 cent per gallon change in the composite price of NGLs would change annual net margin by approximately $1.0 million.  A $1.00 per barrel change in the price of crude oil would change annual net margin by approximately $1.1 million.

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

Also, a 10 cent per MMBtu change in the price of natural gas would change annual net margin by approximately $1.2 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported fourth-quarter 2009 operating income of $39.2 million, compared with $30.5 million in the fourth quarter 2008.

Fourth-quarter 2009 results increased due to $15.5 million in higher transportation margins, primarily as the result of the Guardian Pipeline expansion and extension that was completed in February 2009 and an increase in contracted volumes on Midwestern Gas Transmission as a result of a new interconnection with the Rockies Express Pipeline that was placed in service in June 2009; and a $4.2 million increase in storage margins as a result of contract renegotiations.

2009 operating income was $145.3 million, compared with $133.2 million in 2008.

2009 results reflect a $38.8 million increase in transportation margins, primarily as the result of the completion of the Guardian Pipeline expansion and extension project and an increase in volumes contracted on Midwestern Gas Transmission as a result of a new interconnection with the Rockies Express Pipeline; an $8.6 million increase in storage margins as a result of contract renegotiations; offset partially by an $18.6 million net decrease from the effect of lower natural gas prices on retained fuel, offset partially by higher natural gas sales volumes.

Fourth-quarter 2009 operating costs were $28.6 million, compared with $22.0 million in the fourth quarter 2008.  Full-year 2009 operating costs were $96.1 million, compared with $89.9 million in 2008.  The increases were due to higher employee-related costs and higher general taxes resulting from the completed capital projects.

Fourth-quarter 2009 equity earnings from investments were $9.1 million, compared with $17.2 million in the fourth quarter 2008.  2009 equity earnings from investments were $41.9 million, compared with $66.7 million in 2008.  The decreases were primarily due to lower subscription volumes and rates on Northern Border Pipeline, in which the partnership has a 50 percent interest.  2008 results included an $8.3 million gain on the sale of Bison Pipeline LLC by Northern Border Pipeline.

Natural Gas Liquids Segment

As previously announced, beginning in the third quarter 2009, the natural gas liquids gathering and fractionation segment and the natural gas liquids pipelines segment were

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

consolidated into one reporting segment – natural gas liquids.  Prior reporting periods have been recast to reflect the consolidation.

The natural gas liquids segment reported fourth-quarter 2009 operating income of $64.9 million, compared with $53.1 million in the fourth quarter 2008.

Fourth-quarter 2009 results increased $30.9 million, primarily as the result of higher NGL volumes gathered, fractionated and transported, associated primarily with the completion of the Overland Pass Pipeline and related expansion projects and the Arbuckle Pipeline, as well as new NGL supply connections, and an increase in NGL storage margins as a result of contract renegotiations.

Fourth-quarter 2009 results include $18.5 million in higher operating costs and depreciation expense, resulting primarily from the operation of the Overland Pass Pipeline, the Arbuckle Pipeline and the recently expanded Bushton fractionator, as well as increased outside-service expenses, incremental general taxes and higher employee-related costs.

2009 operating income was $232.8 million, compared with $265.0 million in 2008.

2009 operating results were lower, due primarily to a $41.7 million decrease from narrower NGL product price differentials and a $4.3 million decrease from prior-year operational measurement gains.  These decreases were offset by a $68.7 million increase from higher NGL volumes gathered, fractionated and transported, primarily associated with the completion of the Overland Pass Pipeline and related expansion projects and the Arbuckle Pipeline, as well as new NGL supply connections; and a $5.0 million increase due to higher storage margins as a result of contract renegotiations.

2009 results included $59.7 million in higher operating costs and depreciation expense, resulting primarily from the operation of the Overland Pass Pipeline, the Arbuckle Pipeline and the recently expanded Bushton fractionator, as well as increased outside-service expenses, incremental general taxes and higher employee-related costs.

The Conway-to-Mont Belvieu average ethane price differential in the fourth quarter 2009, based on Oil Price Information Service (OPIS) pricing, was 9 cents per gallon, compared with 12 cents per gallon in the same period last year.  During 2009, the average ethane price differential was 11 cents per gallon, compared with 15 cents per gallon in 2008.

GROWTH ACTIVITIES

ONEOK Partners has identified additional potential growth projects.  Depending on market needs and producer commitments, the partnership estimates it could invest an average of approximately $300 million to $500 million per year between 2010 and 2015.  These projects are expected to be built primarily around the partnership’s existing operating footprint, including the

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

Bakken Shale in the Williston Basin of North Dakota and the Woodford Shale in Oklahoma.  The partnership is also developing opportunities outside its current operating footprint, which are not included in the estimates provided.

In 2010, the partnership has forecasted capital expenditures of approximately $362 million, comprised of $278 million in growth capital and $84 million in maintenance capital.  2010 growth capital expenditures include approximately $32 million for new well connections in the natural gas gathering and processing segment.

The partnership recently completed more than $2 billion of internally generated growth projects.  Following is a review of the large growth projects (all cost estimates exclude allowance for funds used during construction, or AFUDC):

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In October 2009, the partnership placed into service the Piceance Lateral Pipeline, a 150-mile pipeline connecting the Piceance Basin with the Overland Pass Pipeline.  The pipeline has the capacity to transport as much as 100,000 barrels per day (bpd) of unfractionated NGLs.  The project cost approximately $135 million.

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In August 2009, the Arbuckle Pipeline was placed into service.  The 440-mile NGL pipeline extends from southern Oklahoma through the Barnett Shale of north Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast.  The pipeline has the capacity to transport 160,000 bpd of unfractionated NGLs, expandable to 240,000 bpd with additional pump facilities.  The cost for the current pipeline capacity is approximately $490 million.  Supply commitments from producers are expected to be sufficient to transport in excess of 210,000 bpd on the pipeline over the next three to five years.

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In March 2009, the $70 million D-J Basin Lateral Pipeline, a 125-mile pipeline connecting the Denver-Julesburg Basin with the Overland Pass Pipeline, was placed into service.  The pipeline has the capacity to transport as much as 55,000 bpd of unfractionated NGLs.  Discussions with producers continue, as opportunities from new drilling and plant upgrades are expected to add additional volumes over the next two years.

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In February 2009, the 119-mile Guardian expansion and extension project was placed into service.  The capacity on the natural gas pipeline extension is close to being fully subscribed under 15-year agreements with two Wisconsin utilities.  The project cost approximately $320 million.

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In March 2009, the expansion of the partnership’s Grasslands natural gas processing facility in North Dakota was placed into service.  The expansion increased natural gas processing capacity to approximately 100 million cubic feet per day (MMcf/d) from its

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

prior capacity of 63 MMcf/d and increased NGL fractionation capacity to approximately 12,000 bpd from 8,000 bpd. The project cost approximately $46 million.

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In November 2008, the Overland Pass Pipeline – the $575 million, 760-mile NGL pipeline extending from Opal, Wyo., to Conway, Kan. – was placed into service with the capacity to transport approximately 110,000 bpd of unfractionated NGLs.  The Overland Pass Pipeline Company is a joint venture with a subsidiary of The Williams Companies, Inc., which owns 1 percent.  The pipeline’s capacity can be increased to approximately 255,000 bpd with the addition of pump facilities.  Supply commitments in place are sufficient to transport in excess of 200,000 bpd to the Overland Pass Pipeline over the next three to five years. Associated with the development of the Overland Pass Pipeline, the partnership also invested $239 million to increase existing NGL fractionation and distribution pipeline capacity.

CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Tuesday, Feb. 23, 2010, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-814-1913, pass code 1427228, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days.   The playback call may be accessed at 866-837-8032, pass code 224735.

LINK TO EARNINGS TABLES

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/OKS_Q4_2009_Earnings_Release_TABLES_ONLY.ashx

NON-GAAP FINANCIAL MEASURES

ONEOK Partners has disclosed in this news release EBITDA and Distributable Cash Flow (DCF) amounts that are non-GAAP financial measures.  We use EBITDA and DCF as measures of our financial performance.  We define EBITDA as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance equity funds used during construction.  We define DCF as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash and certain other items.

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

We believe that the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in our industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within our industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income.  Additionally, these calculations may not be comparable to similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor do they equate to available cash as defined in our partnership agreement.

Reconciliations of these non-GAAP financial measures to net income are included in the financial tables.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the partnership.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web site at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates of recovery of gas and gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or our general partner;
•
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipelines and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;

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ONEOK Partners Announces
Solid Fourth-quarter and Full-year 2009 Results

February 22, 2010

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including liquidity risks in U.S. credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, “Risk Factors”, in this Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE OKE-FE

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